MUTUAL NON-DISCLOSURE AGREEMENT

THIS MUTUAL NON-DISCLOSURE AGREEMENT (hereinafter the ***"Agreement"***) is made and entered into as of the 12th day of **December 2012** (hereinafter the ***"Effective Date"***) by and between **SECURITY DEVICES INTERNATIONAL, INC.**, a Delaware corporation with offices at 1101 Pennsylvania Avenue NW, 6th Floor, Washington, DC (***"SDI"***), and **Rakesh Malhotra ("Consultant").**
SDI and Consultant are sometimes hereinafter collectively referred to as the **"Parties,"** and individually as a **"Party"**).

WHEREAS, the Parties desire to enter into certain discussions with respect to a possible business relationship or other transaction between the Parties involving SDI's non-lethal immobilization munition-products (a "Proposed Transaction") and, in connection with the Proposed Transaction, the Receiving Party will receive or have access to certain confidential and proprietary information provided by the Disclosing Party, and/or its respective Affiliates (as defined below), including intellectual property, technologies, business plans, operations, systems, finances, programs and processes; and

WHEREAS, each of the Parties desire to enter into this Agreement in order to ensure its respective confidential and proprietary information is protected from unauthorized use and disclosure by the other as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. **Confidential Information**. ***"Confidential Information"*** shall include all information or data in whatever form (including, without limitation, oral, written, in electronic media or otherwise) obtained from the Disclosing Party, whether furnished before or after the date of this Agreement, including without limitation business plans, capital structure, ownership, operations, management, programs, patents, patent applications, know-how, processes drawings, designs, sketches, blueprints, software or other intellectual property, systems, finances, personnel, facilities, customers, suppliers, referral sources or other assets, contracts or activities of the Disclosing Party and/or its Affiliates (including the Receiving Party's Evaluation Materials containing information from the Disclosing Party). Confidential Information does not, however, include information which (i) is known or becomes generally available to the general public other than as a result of unauthorized disclosure by the Receiving Party or by Persons to whom the Receiving Party has made such information available as permitted hereunder, or as a result of conduct by others which the Receiving Party knows to have been in violation of any legal, contractual or fiduciary obligation, (ii) is received by the Receiving Party on a non-confidential basis from a third party who, to the best knowledge of the Receiving Party, lawfully possessed and disclosed such information, (iii) is independently developed by the Receiving Party without use of the Confidential Information described in this Section 1, or (iv) is required to be disclosed by law, regulation, or legal process, including under the circumstances described in Section 4 below. The Disclosing Party

shall have no obligation to mark or otherwise designate or identify any of its Confidential Information as "Confidential Information" prior to providing it to the Receiving Party.

2. **Prohibition of Use and Disclosure**. The Receiving Party shall not, without the prior written consent of the Disclosing Party: (i) use any of the Confidential Information for any purpose other than the evaluation, analysis, discussion, planning, development, negotiation, documentation, financing, and/or consummation of the Proposed Transaction or (ii) disclose any Confidential Information to any Person other than Affiliates, officers, directors, members, employees or agents (collectively, ***"Representatives"***) of the Receiving Party who need such information in order for the Receiving Party to evaluate, plan, develop, negotiate, document, finance, and/or consummate the Proposed Transaction and who have been advised of the contents hereof and have agreed to be bound by this Agreement. The Receiving Party shall not use any Confidential Information in any way detrimental to the Disclosing Party, and the Receiving Party shall use its best efforts to prevent any disclosure of Confidential Information in breach of this Agreement and shall take all reasonable measures necessary to compel compliance by the Receiving Party and its Representatives with the provisions of this Agreement. The Receiving Party shall maintain all Confidential Information of the other under appropriate safeguards at least as stringent as those used to protect the Receiving Party's own information of like nature, but in no event shall the Receiving Party use less than reasonable safeguards to protect such Confidential Information for the exclusive benefit of the other. The Receiving Party shall be responsible for any breach of this Agreement by the Receiving Party's Representatives.

3. **Return or Destruction of Confidential Information**. Confidential Information furnished under this Agreement shall remain the property of the Disclosing Party and its Affiliates. Upon written request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party all Confidential Information in documentary or other tangible form and shall promptly destroy Confidential Information in electronic media and computer files (with destruction certified by an official of Receiving Party witnessing such destruction), along with all original or copied, extracted or reproduced information containing or reflecting Confidential Information in the possession the Receiving Party and any and all Persons (as defined herein) to whom the Receiving Party has made such information available (***"Evaluation Materials"***). The Receiving Party shall cease all use of the Confidential Information of the Disclosing Party upon termination or expiration of this Agreement.

4. **Actions Seeking Disclosure**. In the event of any legal action or proceeding or asserted requirement under applicable law or government regulations requesting or demanding disclosure by the Receiving Party or its Representatives of Confidential Information furnished hereunder, the Receiving Party shall promptly notify the Disclosing Party in writing of such requirement, request or demand. The Receiving Party shall, upon the request of the Disclosing Party, cooperate with the Disclosing Party in contesting such request or demand (at the expense of the Disclosing Party). If in the absence of a protective order or a waiver hereunder from the Disclosing Party, in the reasonable opinion of the Receiving Party's legal counsel, the Receiving Party or its

Representatives are required to disclose any Confidential Information or otherwise stand liable for contempt or suffer other penalty, the Receiving Party or its Representatives may disclose such Confidential Information as so required without liability hereunder; provided, however, that the Receiving Party and its Representatives (i) shall give the Disclosing Party written notice of the Confidential Information to be so disclosed as far in advance of its disclosure as is reasonably practicable, (ii) shall furnish only that portion of the Confidential Information which is legally required, and (iii) shall use best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

5. **Future Transactions**. This Agreement shall not obligate any Party to consummate any Proposed Transaction.

6. **Enforcement**. The Parties hereby agree and covenant that the subject matter of this Agreement is unique, and that it may be impossible to measure the damages which would result to the Disclosing Party from violations by the Receiving Party of the provision set forth herein. Accordingly, in addition to any other remedies which the Disclosing Party may have at law or in equity, the Receiving Party hereby agrees that the Disclosing Party shall have the right to have all obligations and the provisions of this Agreement specifically performed by the Receiving Party and its Representatives, and that the Disclosing Party shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or threatened breach, of this Agreement, without a showing of irreparable injury or inadequacy of legal remedies, and without bond. In the event of any litigation with respect to this Agreement or any breach or alleged breach hereof, the non-prevailing party in such litigation will reimburse the prevailing party for all reasonable costs and expenses (including reasonable investigatory costs, attorneys' fees and expenses, and court costs) incurred by the prevailing party in connection with such litigation.

7. **Affiliates; Persons**. The term "Affiliate" as used with respect to a Person means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the first mentioned Person. A Person means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Securities Exchange Act of 1934, as amended).

8. **Term**. This Agreement will commence on the date first set forth above and will remain in effect for three (3) years from the date of last disclosure of Confidential Information by the Disclosing Party, at which time it will terminate; provided, however, that Section 3, 4, 6, 8 and 9 hereof shall survive termination of this Agreement.

9. **Choice of Law; Forum**. In the event of legal action hereunder, the Parties agree that jurisdiction and venue of such action shall be in a state or federal court in Delaware, and the Parties each submit to exclusive personal jurisdiction of such court concerning any action or dispute arising out of this Agreement. This Agreement shall be

interpreted and governed by the laws of the State of Delaware (exclusive of internal conflicts of law principles).

10. **Other Provisions**.

(a) This Agreement shall be binding upon the Parties hereto and their successors and permitted assigns and shall not be assigned by any Party without the written consent of the other. The Agreement shall be enforceable only by the Parties hereto and their successors and permitted assigns, and shall give rise to no third party rights. No delay or forbearance by a Party in enforcing or asserting rights under this Agreement shall impair or be deemed a waiver of any such right.

(b) This Agreement shall not be construed to create, give effect to, or otherwise imply a joint venture, partnership, or business association of any kind. SDI and Consultant are independent parties and neither shall act as an agent for or partner of the other party for any purpose. Other than the limited right of access to and use of the Confidential Information as provided for herein, no title, license, interest, or right shall be granted, either expressly, by implication, by estoppel or otherwise to the Receiving Party under any patent, trademark copyright, trade secret or other proprietary right now or hereafter owned or controlled by the Disclosing Party.

(c) This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and may be amended only by a writing duly executed by both Parties. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, and may be executed and delivered by facsimile or other electronic transmission.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative.

SECURITY DEVICES INTERNATIONAL, INC	**CONSULTANT**
By: [signature]	By: [signature]
Name: G. Sullivan	Name: RAKESH MALHOTRA
Its:	Its: